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Re:   Kodiak Energy, Inc. Subsidiary Cougar Energy, Inc. Announces Additional Acquisition
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CALGARY, ALBERTA -- (MARKETWIRE) -- August 11, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled subsidiary, Cougar Energy, Inc., has made another acquisition for wells, facilities and production from a private company with operations in and adjacent to the CREEnergy project.  This is in addition to the acquisition agreement previously announced on July 20, 2009 and on our website at http://www.kodiakpetroleum.com/s/AdditionalProjects.asp.

Bill Tighe, CEO of Cougar, states, "This recent acquisition adds key properties to our ongoing development of the CREEnergy project and on building core area production.  Half the wells and production are located within the designated Peerless/Trout Lake Treaty Land Entitlement (TLE) area.  With the revenue, Cougar can then pay production royalties to CREEnergy and the Peerless/Trout Lake First Nations immediately following ratification of the TLE settlement.  Cougar looks forward to working with CREEnergy and the Peerless/Trout Lake First Nations to identify local employment and equipment contract opportunities. "

The acquisition adds 2 producing wells, 4 suspended wells, and associated production facilities.  The existing wells and reserves are located in the Kidney and Equisetum fields.  Current gross production is approximately 20 barrels of oil per day.  Based on the April 1, 2009 engineering report provided by the private company, the estimated Proved and Probable oil reserves are CAD$459,000 (net present value -- 10%).  Cougar will update the reserve report information after closing and post a copy of the NI 51-101 report on the Kodiak/Cougar website once it is completed.

This acquisition is funded with CAD$100,000 cash paid in installments over 18 months and the issuance of 155,000 common shares of Cougar at CAD$1.30 to the private company.  The shares are subject to a two year escrow agreement.  The transaction is to close no later than September 30, 2009 and subject to regulatory approval.

Additional information will be released as it becomes available.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc.  The focus is on the exploration and development of Canadian based onshore oil and gas properties.  The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.  Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com.

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.
 Our main prospects are located in the central Mackenzie River Valley of the Northwest Territories and northeast New Mexico.  Through our private subsidiary, Cougar Energy, Inc.., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture located in north central Alberta.
Additional information on Kodiak is at http://www.kodiakpetroleum.com.

For further information:
William Tighe
CEO
Cougar Energy, Inc.
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
http://www.kodiakpetroleum.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
Message sent on Tue Aug 11, 2009 at 10:05:14 AM Pacific Time
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